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                                                                    EXHIBIT 10.6

October 23,2002

Robert P.Quinn
12841 Bloomfield Street Ste 205
Studio City, CA 91604

Dear Bob:

We are pleased to confirm the verbal offer we have discussed with you. We look forward to your acceptance and to having you on board at Hawthorne Savings.

The specifics of the offer are:

Position Title:            Executive Vice President/Chief Lending Officer

Start Date:                November 4, 2002

Reporting To:              Simone Lagomarsino, President and CEO

Base Salary:               $230,000/year ($8,846.16 bi-weekly)

Incentive:                 You will be eligible to participate in the Executive
                           Officer Incentive Plan with a bonus target of 50% of your base salary. Your incentive for 2002 will be pro-rated for the months of November and December.
                           All incentive programs are subject to revision from time to time. The plan may be changed at the company's discretion.

Stock Options              We will make a recommendation at the November Board
                           meeting to issue an Incentive Stock Option of 25,000 shares.

Change In Control:         You will be given a 2-year Change in Control
                           Agreement.

Paid Time Off              PTO will accrue at the rate of 200 hours per year
                           (7.7 hours per pay period). Your maximum accrual will be 300 hours.

Deferred Compensation:     You will be immediately eligible to participate in
                           the Deferred Compensation Plan.Details of the plan will be provided during the New Hire
                           Orientation.

Employee Benefits:         You will be eligible for medical, dental and other
                           health benefits from the date of hire. Details of the plans will be provided during the New Hire
                           Orientation.

401(k): You will be eligible to participate in the Hawthorne Savings F.S.B. 401(k) plan on the first of the month following six months of service. The employer matches all deferred contributions at the rate of 100% of the first 5% of compensation deferred.

Stock Purchase:            You will be eligible to participate in the Hawthorne
                           Savings F.S.B. Employee Stock Purchase Plan effective
                           January 1, 2002. This plan allows you to purchase shares of Hawthorne Savings stock (HTHR) through payroll deduction. Details of the Plan will be provided during the New Hire Orientation.

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Personal Trainer           Hawthorne Savings agrees to pay the cost of a
                           personal exercise trainer up to two training sessions per week.

Severance:                 If your employment is terminated for any reason other
                           than for cause (which shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation or final cease-and-desist order),
                           Hawthorne Savings agrees to pay in bi-weekly payments beginning with the first regularly-scheduled pay date after termination, a cash amount equal to six months of base salary. This provision shall not alter the "at-will" status of your employment as discussed below.

We are enclosing several documents that we would like you to read and/or complete prior to your start date. Please read the security and conflict of interest policies and complete the following forms: W-4 (federal tax), DE-4 (state tax), personal information sheet (emergency contact info only), direct deposit form (if interested), and name badge form. Please bring these with you on your first day of employment.

The Immigration Reform Control Act requires us to complete an I-9 form and verify your legal right to work in the U.S.A on your first day of employment. Please bring original documents with you for that purpose. Any of the following are acceptable: drivers license, state I.D or passport. If you are not a citizen of the U.S.A, we must see the original of your right to work permit. We must also see your original social security card. Please make sure that the name on the card is your current legal name. If the names are different, you must go to a social security office and file for a new card and bring your receipt with you. You may go on line at http://www.ssa.gov/online/ss-5.html, and complete the form and mail it in. We must verify that we are paying social security for you under the correct legal name.

You will be considered an "at-will" employee. This is a legal term, which means that you have the right to terminate your employment at any time with or without cause and with or without notice. The Company also has the right to change the terms and conditions of your employment with or without cause and with or without notice including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work. No person other than the President of the Company, by written agreement, has the right to enter into an express or implied agreement on any other basis.

This offer is the entire offer to you. There are no other express or implied promises, representations, or contracts being offered to you. If you believe that there are, you must include them in your response to this letter.

Please signify your acceptance of this offer by signing below. Then fax the signed offer letter to: Human Resources, 310-725-5040 or mail to: Hawthorne Savings, Human Resources, 2381 Rosecrans Avenue, El Segundo, CA 90245.

We are excited to have you join our Team and look forward to working with you. Should you have any questions regarding this offer, please feel free to direct them to Marilyn Momeny (310) 725-5668 or me at (310) 725-5631.

Sincerely,

Simone Lagomarsino
President and CEO

I accept this offer.

Robert P. Quinn ___________________________________________ Date: __________
                    (Signature)